Exhibit 99.2

COGNOS INCORPORATED

REPORT OF MANAGEMENT

The Corporation’s management is responsible for preparing the accompanying consolidated financial statements in conformity with Canadian generally accepted accounting principles. In preparing these consolidated financial statements, management selects appropriate accounting policies and uses its judgment and best estimates to report events and transactions as they occur. Management has determined such amounts on a reasonable basis in order to ensure that the financial statements are presented fairly, in all material respects. Financial data included throughout this Annual Report is prepared on a basis consistent with that of the financial statements.

The Corporation maintains a system of internal accounting controls designed to provide reasonable assurance, at a reasonable cost, that assets are safeguarded and that transactions are executed and recorded in accordance with the Corporation’s policies for doing business. This system is supported by written policies and procedures for key business activities; the hiring of qualified, competent staff; and by a continuous planning and monitoring program.

Ernst & Young LLP, the independent auditors appointed by the stockholders, have been engaged to conduct an examination of the consolidated financial statements in accordance with generally accepted auditing standards, and have expressed their opinion on these statements. During the course of their audit, Ernst & Young LLP reviewed the Corporation’s system of internal controls to the extent necessary to render their opinion on the consolidated financial statements.

The Board of Directors is responsible for ensuring that management fulfills its responsibility for financial reporting and internal control, and is ultimately responsible for reviewing and approving the consolidated financial statements. The Board carries out this responsibility principally through its Audit Committee; all members are outside Directors. The Committee meets four times annually to review audited and unaudited financial information prior to its public release. The Committee also considers, for review by the Board of Directors and approval by the stockholders, the engagement or reappointment of the external auditors. Ernst & Young LLP has full and free access to the Audit Committee.

Management acknowledges its responsibility to provide financial information that is representative of the Corporation’s operations, is consistent and reliable, and is relevant for the informed evaluation of the Corporation’s activities.

/s/ James M. Tory	/s/ Ron Zambonini	/s/ Tom Manley

James M. Tory	Ron Zambonini	Tom Manley
Chairman	Chief Executive Officer	Senior Vice President,
Finance & Administration, and
Chief Financial Officer

March 28, 2003

COGNOS INCORPORATED

AUDITORS’ REPORT

To the Board of Directors and Stockholders of Cognos Incorporated:

We have audited the consolidated balance sheets of Cognos Incorporated as at February 28, 2003 and February 28, 2002 and the consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended February 28, 2003. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at February 28, 2003 and February 28, 2002, and the results of its operations and its cash flows for each of the years in the three-year period ended February 28, 2003, in accordance with Canadian generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, effective March 1, 2002, the Corporation changed its method of accounting for goodwill and other intangible assets.

On March 28, 2003, we reported separately to the Board of Directors and Stockholders of Cognos Incorporated on financial statements for the same periods, prepared in accordance with United States generally accepted accounting principles.

/s/ Ernst & Young LLP

Ottawa, Canada	Ernst & Young LLP
March 28, 2003	Chartered Accountants

COGNOS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

(US$000s except share amounts, CDN GAAP)

		Years Ended the Last Day of February
	Note	2003	2002	2001

Revenue
Product license		$246,697	$228,255	$262,766
Product support		211,633	175,636	147,589
Services		92,706	87,411	85,297

Total revenue		551,036	491,302	495,652

Operating expenses
Cost of product license		2,927	3,609	7,315
Cost of product support		20,467	16,576	17,820
Selling, general, and administrative		355,856	350,892	327,632
Research and development		78,103	74,614	67,264
Investment tax credits		(9,067)	(4,784)	(6,690)
Special charges	8	--	33,440	--

Total operating expenses		448,286	474,347	413,341

Operating income		102,750	16,955	82,311
Interest expense		(672)	(540)	(786)
Interest income		6,197	8,922	12,386

Income before taxes		108,275	25,337	93,911
Income tax provision	10	38,326	10,738	31,175

Net income		$ 69,949	$ 14,599	$ 62,736
Retained earnings at beginning of the period		164,144	175,946	126,316
Repurchase of shares		(18,379)	(26,401)	(13,106)

Retained earnings at end of the period		$215,714	$164,144	$175,946

Net income per share	11
Basic		$0.80	$0.17	$0.72

Diluted		$0.77	$0.16	$0.68

Weighted average number of shares (000s)	11
Basic		87,936	87,807	87,324

Diluted		90,531	90,461	91,973

(See accompanying notes)

COGNOS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(US$000s, CDN GAAP)

	Note	February 28, 2003	February 28, 2002

Assets
Current assets
Cash and cash equivalents	9	$162,588	$192,900
Short-term investments	9	79,670	121,629
Accounts receivable	2	139,116	114,059
Prepaid expenses and other current assets		8,884	7,302
Deferred tax assets	10	5,427	6,404

		395,685	442,294
Fixed assets	3	63,467	59,008
Intangible assets	4, 6	32,902	14,203
Goodwill	5, 6	169,991	15,230

		$662,045	$530,735

Liabilities
Current liabilities
Accounts payable		$33,310	$26,387
Accrued charges	8	34,192	34,210
Salaries, commissions, and related items	8	48,916	37,453
Income taxes payable	10	4,395	6,167
Deferred revenue		146,008	110,504

		266,821	214,721
Long-term liabilities	6, 8	1,647	9,131
Deferred income taxes	10	14,868	6,328

		283,336	230,180

Commitments and Contingencies	6, 7
Stockholders' Equity
Capital stock
Common shares
(2003 - 88,124,914; 2002 - 87,997,220)	11	173,363	152,429
Treasury shares (2003 - 22,500; 2002 - 0)	11	(501)	--
Deferred stock-based compensation		(1,243)	(792)
Retained earnings		215,714	164,144
Accumulated other comprehensive income		(8,624)	(15,226)

		378,709	300,555

		$662,045	$530,735

(See accompanying notes)

On behalf of the Board:

/s/ John E. Caldwell	/s/ James M. Tory

John E. Caldwell, Director	James M. Tory, Chairman

COGNOS INCORPORATED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(US$000s except share amounts, CDN GAAP)

	Common Stock and Additional Paid-in Capital		Treasury Shares		Deferred Stock-based Compensation	Retained Earnings	Accumulated Other Comprehensive Income	Total

	Shares	Amount	Shares	Amount
	(000s)		(000s)

Balances, February 29, 2000	86,169	$106,933			$(2,710)	$126,316	$(6,233)	$224,306

Issuance of stock
Stock option plans	1,816	18,574						18,574
Stock purchase plans	73	2,018						2,018
Business acquisitions	253	9,070						9,070
Deferred stock-based compensation	(65)				(2,656)			(2,656)
Amortization of deferred stock-based	219				1,233			1,233
compensation
Repurchase of shares	(580)	(881)				(13,106)		(13,987)
Income tax effect related to stock options		3,210						3,210

	87,885	138,924			(4,133)	113,210	(6,233)	241,768

Net income						62,736		62,736
Other comprehensive income
Foreign currency translation adjustments							(3,784)	(3,784)

Comprehensive income						62,736	(3,784)	58,952

Balances, February 28, 2001	87,885	$138,924			$(4,133)	$175,946	$(10,017)	$300,720

Issuance of stock
Stock option plans	1,279	12,742						12,742
Stock purchase plans	157	2,337						2,337
Amortization of deferred stock-based	292				3,341			3,341
compensation
Repurchase of shares	(1,616)	(2,638)				(26,401)		(29,039)
Income tax effect related to stock options		1,064						1,064

	87,997	152,429			(792)	149,545	(10,017)	291,165

Net income						14,599		14,599
Other comprehensive income
Foreign currency translation adjustments							(5,209)	(5,209)

Comprehensive income						14,599	(5,209)	9,390

Balances, February 28, 2002	87,997	$152,429			$(792)	$164,144	$(15,226)	$300,555

Issuance of stock
Stock option plans	886	10,376						10,376
Stock purchase plans	131	2,323						2,323
Deferred stock-based compensation					(577)			(577)
Amortization of deferred stock-based	21				590			590
compensation
Fair value of options assumed		8,654						8,654
Repurchase of shares	(910)	(1,613)				(18,379)		(19,992)
Income tax effect related to stock options		651						651
Restricted share unit plan
Repurchase of shares			23	(501)				(501)
Units granted		543			(543)			0
Amortization of deferred stock-based					79			79
compensation

	88,125	173,363	23	(501)	(1,243)	145,765	(15,226)	302,158

Net income						69,949		69,949
Other comprehensive income
Foreign currency translation adjustments							6,602	6,602

Comprehensive income						69,949	6,602	76,551

Balances, February 28, 2003	88,125	$173,363	23	$(501)	$(1,243)	$215,714	$(8,624)	$378,709

(See accompanying notes)

COGNOS INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(US$000s, CDN GAAP)

	Years Ended the Last Day of February
	2003	2002	2001

Cash flows from operating activities
Net income	$ 69,949	$ 14,599	$ 62,736
Non-cash items
Depreciation and amortization	26,958	38,646	30,754
Amortization of deferred stock-based compensation	669	3,341	1,233
Amortization of other deferred compensation	477	4,767	1,809
Deferred income taxes	2,150	(15,917)	(6,426)
Loss on disposal of fixed assets	174	1,114	561

	100,377	46,550	90,667
Change in non-cash working capital
Decrease (increase) in accounts receivable	(41)	29,605	(39,824)
Decrease (increase) in prepaid expenses and other current
assets	281	1,711	(694)
Increase (decrease) in accounts payable	798	(1,052)	4,320
Increase (decrease) in accrued charges	(16,371)	13,204	3,145
Increase in salaries, commissions, and related items	2,234	9,408	5,630
Increase (decrease) in income taxes payable	(1,259)	(11,218)	14,262
Increase in deferred revenue	18,506	15,481	21,467

Net cash provided by operating activities	104,525	103,689	98,973

Cash flows from investing activities
Maturity of short-term investments	299,414	235,743	138,803
Purchase of short-term investments	(253,868)	(240,974)	(195,386)
Additions to fixed assets	(16,454)	(12,588)	(51,963)
Acquisition costs, net of cash and cash equivalents	(152,199)	(2,193)	(11,377)
Proceeds from the sale of fixed assets	--	--	759

Net cash used in investing activities	(123,107)	(20,012)	(119,164)

Cash flows from financing activities
Issue of common shares	13,350	16,143	23,802
Purchase of treasury shares	(501)	--	--
Repurchase of shares	(19,992)	(29,039)	(13,987)
Increase (decrease) in long-term debt and long-term liabilities	(9,231)	7,798	(5,293)

Net cash provided by (used in) financing activities	(16,374)	(5,098)	4,522

Effect of exchange rate changes on cash	4,644	(972)	(1,473)

Net increase (decrease) in cash and cash equivalents	(30,312)	77,607	(17,142)
Cash and cash equivalents, beginning of period	192,900	115,293	132,435

Cash and cash equivalents, end of period	162,588	192,900	115,293
Short-term investments, end of period	79,670	121,629	119,265

Cash, cash equivalents, and short-term investments, end of period	$ 242,258	$ 314,529	$ 234,558

(See accompanying notes)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Cognos Incorporated (the “Corporation”) is a leading global provider of business intelligence software. Our solution helps improve business performance by enabling effective decision-making at all levels of the organization. The Corporation’s integrated solution consists of a suite of business intelligence components, analytical applications, and performance management applications. The Corporation’s customers can strategically apply this software solution across the extended enterprise to address their need for corporate performance management (CPM). The solution for CPM allows users to effectively manage the full business cycle with planning, budgeting, reporting, analysis, and scorecarding products. The Corporation markets and supports these solutions both directly and through resellers worldwide.

Basis of Presentation

These consolidated financial statements have been prepared by the Corporation in United States (U.S.) dollars and in accordance with Canadian generally accepted accounting principles (GAAP), applied on a consistent basis.

Consolidated financial statements prepared in accordance with United States GAAP, in U.S. dollars, are made available to all shareholders, and filed with various regulatory authorities.

Basis of Consolidation

These consolidated financial statements include the accounts of the Corporation and its subsidiaries. All subsidiaries are wholly owned. Intercompany transactions and balances have been eliminated.

Estimates

The preparation of these consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. In the opinion of management, these consolidated financial statements reflect all adjustments necessary to present fairly the results for the periods presented. Actual results could differ from these estimates.

Comprehensive Income

Comprehensive Income includes net income and other comprehensive income (OCI). OCI refers to changes in net assets from transactions and other events, and circumstances other than transactions with stockholders. These changes are recorded directly as a separate component of Stockholders’ Equity and excluded from net income. The only comprehensive income item for the Corporation relates to foreign currency translation adjustments pertaining to those subsidiaries not using the U.S. dollar as their functional currency net of derivative gains or losses. Any tax effects of those foreign currency translation adjustments pertaining to those subsidiaries are also included in OCI.

Foreign Currency Translation

The financial statements of the parent company and its non-U.S. subsidiaries have been translated into U.S. dollars in accordance with The Canadian Institute of Chartered Accountants (CICA) Handbook, section 1650, Foreign Currency Translation. The financial statements of the parent and foreign subsidiaries are measured using local currency as the functional currency. All balance sheet amounts have been translated using the exchange rates in effect at the applicable year end. Income statement amounts have been translated using the weighted average exchange rate for the applicable year. The gains and losses resulting from the changes in exchange rates from year to year have been reported as a separate component of Stockholders’ Equity. Currency transaction gains and losses are immaterial for all periods presented.

Revenue

The Corporation recognizes revenue in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition (SOP 97-2), issued by the American Institute of Certified Public Accountants.

Substantially all of the Corporation’s product license revenue is earned from licenses of off-the-shelf software requiring no customization. Revenue from these licenses is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. If a license includes the right to return the product for refund or credit, revenue is deferred, until the right of return lapses.

Revenue from product support contracts is recognized ratably over the life of the contract. Incremental costs directly attributable to the acquisition of product support contracts, and that would not have been incurred but for the acquisition of that contract, are deferred and expensed in the period the related revenue is recognized. These costs include commissions payable on sales of support contracts.

Revenue from education, consulting, and other services is recognized at the time such services are rendered.

For contracts with multiple obligations (e.g., deliverable and undeliverable products, support obligations, education, consulting, and other services), the Corporation allocates revenue to each element of the contract based on objective evidence, specific to the Corporation, of the fair value of the element.

Cash, Cash Equivalents, and Short-Term Investments

Cash includes cash equivalents, which are investments that are held to maturity and have terms to maturity of three months or less at the time of acquisition. Cash equivalents typically consist of commercial paper, term deposits, banker’s acceptances and bearer deposit notes issued by major North American banks, and corporate debt. Cash and cash equivalents are carried at cost, which approximates their fair value.

Short-term investments are investments that are highly liquid, held to maturity, and have terms greater than three months, but less than one year, at the time of acquisition. Short-term investments typically consist of commercial paper and corporate bonds. Short-term investments are carried at cost, which approximates their fair value.

Derivative Financial Instruments

All derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item are recognized in net income. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in OCI and are recognized in net income when the hedged item affects net income. If the derivative is designated a hedge of net investment in foreign operations, the changes in fair value are reported in OCI as part of the cumulative translation adjustment to the extent that it is effective.

Allowance for Doubtful Accounts

The Corporation maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Corporation regularly reviews the accounts receivable and uses judgment to assess the collectibility of specific accounts and based on this assessment, an allowance is maintained for 100% of all accounts deemed to be uncollectible. For those receivables not specifically identified, an allowance is maintained for a specific percentage of those receivables based on the aging of the accounts, the Corporation’s historical collection experience, and current economic conditions.

Fixed Assets

Fixed assets are recorded at cost. Computer equipment and software, and the building, are depreciated using the straight-line method. Office furniture is depreciated using the diminishing balance method. Building improvements are amortized using the straight-line method over the life of the improvement. Leasehold improvements are amortized using the straight-line method over either the life of the improvement or the term of the lease, whichever is shorter. Fixed assets are tested for impairment when evidence of a decline in value exists and are adjusted to estimated fair value if the asset is impaired.

Assets leased on terms that transfer substantially all of the benefits and risks of ownership to the Corporation are accounted for as capital leases, as though the asset had been purchased and a liability incurred. All other leases are accounted for as operating leases.

Intangible Assets

This category includes acquired technology, acquired in-process technology, other deferred compensation, contractual relationships associated with various acquisitions, and deferred software development costs.

Acquired technology and acquired in-process technology are initially recorded at fair value based on the present value of the estimated net future income-producing capabilities of software products acquired on acquisitions. Acquired technology and acquired in-process technology are amortized over the estimated useful life on a straight-line basis.

Deferred compensation includes cash consideration associated with acquisitions made by the Corporation. Deferred compensation is recorded when its future payment is determinable and is payable contingent upon the continued tenure of the principals of the acquired companies who have become employees of the Corporation. Under generally accepted accounting principles these amounts are accounted for as compensation rather than as a component of purchase price.

Contractual relationships represent separable and contractual relationships that the Corporation has with certain customers and partners. These contractual relationships were acquired by the Corporation through a business combination and were initially recorded at their fair value based on the present value of expected future cash flows. Contractual relationships are amortized over their estimated useful life.

Development costs incurred internally in creating computer software to be sold, licensed, or otherwise marketed, are expensed as incurred unless they meet generally accepted accounting criteria for deferral and amortization. Software development costs incurred prior to the establishment of technological feasibility do not meet these criteria, and are expensed as incurred. Research costs are expensed as incurred. For costs that are capitalized, the amortization is the greater of the amount calculated using either (i) the ratio that the appropriate product’s current gross revenues bear to the total of current and anticipated future gross revenues for that product, or (ii) the straight line method over the remaining economic life of the product. Such amortization is recorded over a period not exceeding three years. The Corporation reassesses whether it has met the relevant criteria for continued deferral and amortization at each reporting date. The Corporation did not capitalize any costs of internally-developed computer software to be sold, licensed, or otherwise marketed, and recognized no amortization expense in each of fiscal 2003, 2002, and 2001.

The Corporation evaluates the remaining useful life of its intangible assets being amortized each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. The Corporation evaluates the expected future net cash flows of the intangible assets at each reporting date. If the book values of the assets were impaired, they would be adjusted to fair value based on discounted cash flows.

Goodwill

Goodwill represents the excess of the purchase price of acquired companies over the estimated fair value of the net tangible and intangible assets acquired. In June 2001, the CICA issued Handbook section 3062, Goodwill and Other Intangible Assets (CICA 3062), which the Corporation adopted beginning March 1, 2002. Under CICA 3062 goodwill is not amortized, but is subject to annual impairment tests in accordance with the pronouncement. Prior to implementing CICA 3062, goodwill was amortized over five years on a straight-line basis.

Income Taxes

The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities, and are measured using the enacted tax rates and laws. A valuation allowance is recorded to the extent that it is considered more likely than not that deferred tax assets will not be realized.

Accounting for Stock Option, Stock Purchase, and Restricted Share Unit Plans

The Corporation applies CICA Handbook section 3870, Stock-based Compensation, (CICA 3870) in accounting for its stock option, stock purchase, and restricted share unit plans. Except for certain options assumed on the acquisition of Adaytum, where compensation cost has been recognized in the financial statements, the exercise price of all stock options is equal to the market price of the stock on the trading day preceding the date of grant. Where the exercise price of stock options is equal to the market price of the stock on the trading day preceding the date of grant, no compensation cost has been recognized in the financial statements for its stock option and stock purchase plans. The fair value of each restricted share unit is calculated at the date of grant. Compensation cost relating to the restricted share unit plan is recognized in the financial statements over the vesting period.

If the fair values of the options granted had been recognized as compensation expense on a straight-line basis over the vesting period of the grant, stock-based compensation costs would have reduced net income, basic net income per share and diluted income per share as indicated in the table below (000s, except per share amounts):

	2003	2002	2001

Net income (loss):
As reported	$ 69,949	$ 14,599	$ 62,736
Add: Stock-based employee compensation included
above	669	3,341	1,233
Less: Stock-based employee compensation using fair
value based method	(27,808)	(28,808)	(21,393)

Pro forma	$ 42,810	$(10,868)	$ 42,576

Basic net income (loss) per share:
As reported	$0.80	$0.17	$0.72
Add: Stock-based employee compensation included
above	0.01	0.04	0.01
Less: Stock-based employee compensation using fair
value based method	(0.32)	(0.33)	(0.24)

Pro forma	$0.49	$(0.12)	$0.49

Diluted net income (loss) per share:
As reported	$0.77	$0.16	$0.68
Add: Stock-based employee compensation included
above	0.01	0.04	0.01
Less: Stock-based employee compensation using fair
value based method	(0.31)	(0.32)	(0.23)

Pro forma	$0.47	$(0.12)	$0.46

Weighted average number of shares:
Basic	87,936	87,807	87,324

Diluted	90,531	90,461	91,973

The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

	2003	2002	2001

Risk-free interest rates	3.7%	4.2%	6.1%
Expected life of options (years)	2.9	2.9	3.0
Expected volatility	62%	68%	54%
Dividend yield	0%	0%	0%

2.    ACCOUNTS RECEIVABLE

Accounts receivable include an allowance for doubtful accounts of $9,683,000 and $8,808,000 as of February 28, 2003 and February 28, 2002, respectively.

3.    FIXED ASSETS

	2003		2002

	Cost	Accumulated Depreciation and Amortization	Cost	Accumulated Depreciation and Amortization	Depreciation / Amortization Rate

	($000s)		($000s)
Computer equipment and software	$ 70,707	$53,306	$ 62,500	$48,496	33%
Office furniture	32,336	19,235	27,819	15,077	20%
Building and leasehold improvements	21,685	10,188	18,945	7,213	Life of improvement / lease term
Land	798	--	740	--	--
Building	23,668	2,998	21,897	2,107	2.5%

	149,194	$85,727	131,901	$72,893

Accumulated depreciation
and amortization	(85,727)		(72,893)

Net book value	$ 63,467		$ 59,008

Depreciation and amortization of fixed assets was $18,637,000, $23,874,000, and $18,475,000 in each of fiscal 2003, 2002, and 2001, respectively.

4.    INTANGIBLE ASSETS

	2003		2002

	Cost	Accumulated Amortization	Cost	Accumulated Amortization	Amortization Rate

	($000s)		($000s)
Acquired technology	$ 33,381	$11,821	$ 13,681	$ 8,720	20%
Acquired in-process technology	38,400	34,906	38,400	29,817	20%
Deferred compensation	8,945	8,763	8,945	8,286	Compensation Period
Contractual relationships	7,800	134	--	--	12.5%

	88,526	$55,624	61,026	$46,823

Accumulated depreciation
and amortization	(55,624)		(46,823)

Net book value	$ 32,902		$ 14,203

Amortization of intangible assets was $8,801,000, $15,185,000, and $11,641,000 in each of fiscal 2003, 2002, and 2001, respectively. The estimated amortization expense related to intangible assets, in existence as at February 28, 2003, over the next five years is as follows: ($000s)

2004	$9,357
2005	5,922
2006	5,498
2007	4,915
2008	4,375

The Corporation did not capitalize any costs of internally-developed computer software to be sold, licensed, or otherwise marketed in each of fiscal 2003, 2002, and 2001, and did not record any amortization.

5.    GOODWILL

There were additions to goodwill of $154,761,000, $2,193,000, and $16,349,000 during fiscal 2003, 2002, and 2001, respectively. The additions during fiscal 2003 related to the acquisition of Adaytum, Inc. and the additional consideration paid to the former shareholders of Teijin Cognos Incorporated (TCI). This additional consideration was based on the net revenue of TCI during each quarter. The additions during fiscal 2002 related to the acquisition of Teijin Cognos Inc. The additions during fiscal 2001 related to the acquisitions of Powerteam OY, NoticeCast Software Inc., and Johnson & Michaels.

Under CICA 3062, which the Corporation implemented March 1, 2002, goodwill is no longer amortized but is subject to an annual impairment test. The Corporation performed the required impairment tests of goodwill as of March 1, 2002. The effect of these tests was not material on the earnings and financial position of the Corporation. The Corporation has designated the beginning of its fiscal year as the date for the annual impairment test, and performed the required test as of March 1, 2003. Based on this test, goodwill is not considered to be impaired.

If the non-amortization provision of CICA 3062 had been in effect beginning March 1, 2000 the effect would have been as follows (000’s except per share amounts):

	2003	2002	2001

Net income:
Reported net income	$69,949	$14,599	$62,736
Goodwill amortization	--	4,398	2,445

Adjusted net income	$69,949	$18,997	$65,181

Basic net income per share:
Reported net income	$0.80	$0.17	$0.72
Goodwill amortization	--	0.05	0.03

Adjusted net income	$0.80	$0.22	$0.75

Diluted net income per share:
Reported net income	$0.77	$0.16	$0.68
Goodwill amortization	--	0.05	0.03

Adjusted net income	$0.77	$0.21	$0.71

Weighted average number of shares:
Basic	87,936	87,807	87,324

Diluted	90,531	90,461	91,973

6.    ACQUISITIONS

Fiscal 2003 Acquisitions

On January 10, 2003 the Corporation acquired Adaytum, Inc. (Adaytum), based in Minneapolis, Minnesota. The acquisition was accounted for using the purchase method in accordance with CICA Handbook section 1581, Business Combinations (CICA 1581). Adaytum is a leading global provider of enterprise performance planning software. This acquisition enhances the Corporation’s enterprise planning offering, an essential component of CPM for large companies. Leveraging enterprise business intelligence with enterprise planning completes the Cognos vision for CPM. The ability to offer the full closed-loop CPM (planning, budgeting, monitoring, analysis, and reporting) cycle from a single vendor strengthens the value of our product offering and enhances the execution of our CPM strategy. The aggregate merger consideration was approximately $157,094,000, paid in cash. Additionally, in connection with the merger, Cognos assumed certain stock options issued pursuant to Adaytum’s stock option plan, which became options to purchase approximately 839,000 Cognos common shares with a fair value of approximately $8,654,000. Direct costs associated with the acquisition were approximately $6,571,000.

An independent appraisal valued the in-process research and development at an immaterial amount, and therefore the purchase of Adaytum did not involve the write-off of any in-process research and development.

Based on an independent appraisal, $27,500,000 of the purchase price was allocated to intangible assets, subject to amortization. Of this amount $19,700,000 was allocated to acquired technology and $7,800,000 was allocated to contractual relationships. Neither intangible asset is expected to have any residual value. The amortization period for the acquired technology is five years whereas the amortization period for the contractual relationships is approximately eight years. The weighted average amortization for these intangible assets acquired is approximately six years. The fair values of these intangible assets were assigned, using the discounted cashflow method, which discounts the present value of the free cashflows expected to be generated by the assets. The amortization periods were determined using the estimated economic useful life of the asset.

In the allocation of purchase price $154,318,000 was assigned to goodwill. This represents the excess of the purchase price paid for Adaytum over the fair value of the net tangible and identifiable intangible assets acquired. Goodwill will not be amortized in accordance with the Corporation’s accounting policy (See Note 1 “Summary of Significant Accounting Policies”) but will be subject to annual impairment testing. The purchase of Adaytum added to our expertise in enterprise planning, added an enterprise class customer base and channel partners. This acquisition strengthened the value of our product offering and will enhance our ability to execute our CPM strategy. The goodwill is not deductible for tax purposes.

Total consideration, excluding acquisition costs, was allocated based on estimated fair values on the acquisition date as follows: ($000s)

Adaytum, Inc.
Assets acquired:
Cash	$ 5,339
Accounts receivable, net	19,698
Prepaid expenses	920
Fixed assets	2,880
Intangible assets	27,500
Deferred tax assets	4,640

60,977

Liabilities assumed:
Accrued expenses	12,570
Deferred revenue	11,792
Other current liabilities	7,218
Restructuring	7,864
Deferred tax liabilities on intangibles	10,680

50,124

Net assets acquired	10,853
Deferred compensation on intrinsic value of options assumed	577
Goodwill	154,318

Purchase price	$165,748

Purchase price consideration
Cash	$157,094
Fair value of options assumed	8,654

$165,748

The Corporation undertook a restructuring plan in conjunction with the acquisition of Adaytum. In accordance with Emerging Issues Committee (EIC) No. 42, Costs Incurred On Business Combinations (EIC 42) the liability associated with this restructuring is considered a liability assumed in the purchase price allocation. This restructuring primarily relates to involuntary employee separations of approximately 90 employees of Adaytum, accruals for abandoning leased premises of Adaytum and related write-downs of leasehold improvements as well as asset write-downs of Adaytum. The employee separations impact all functional groups and geographic regions of Adaytum. The remaining accrual is included on the balance sheet as accrued charges and salaries, commissions, and related items. The Corporation does not believe that any unresolved contingencies, purchase price allocation issues, or additional liabilities exist that would result in a material adjustment to the acquisition cost allocation.

	Employee separations	Other restructuring accruals	Total Accrual	Asset write-downs	Total

Restructuring accrual	$ 3,888	$ 3,976	$ 7,864	$ 768	$ 8,632
Cash payments	(248)	(11)	(259)	--	(259)
Asset write-downs	--	--	--	(768)	(768)

Balance as at February 28, 2003	$ 3,640	$ 3,965	$ 7,605	$ --	$ 7,605

The following unaudited pro forma combined results of operations for fiscal 2003 and 2002 are presented as if the acquisition had occurred at the beginning of each period. Adaytum’s fiscal period ends December 31st, however the Corporation’s fiscal period is used for the presentation of this unaudited pro forma information. Despite the difference in fiscal periods, the pro forma results combine the Corporation’s results for February 28, 2003 with Adaytum’s results for December 31, 2002 and the Corporation’s results for February 28, 2002 with Adaytum’s results for December 31, 2001, for fiscal 2003 and fiscal 2002, respectively. The pro forma combined results include adjustments and assumptions which represent estimated values and amounts and do not reflect potential cost savings and synergies. (000s, except per share amounts)

	2003	2002

	(Unaudited)
Total revenue	$606,352	$ 542,511
Income before taxes	102,518	6,301
Net income	65,620	(608)
Net income per share:
Basic	$0.75	$(0.01)

Diluted	$0.72	$(0.01)

Weighted average number of shares:
Basic	87,936	87,807

Diluted	90,531	90,461

During fiscal 2003, in conjunction with the acquisition of Teijin Cognos Incorporated (TCI), the Corporation paid approximately $294,000 and will pay approximately $150,000 to the former shareholders of TCI related to additional consideration based on net revenue. As a result, $444,000 was added to the purchase of TCI and allocated to goodwill. See further discussions below.

Fiscal 2002 Acquisitions

On February 28, 2002, the Corporation exercised its option to purchase 50% of the voting shares representing all of the outstanding voting interest in the Corporation’s subsidiary in Japan, TCI. The Corporation felt that TCI could more gainfully serve the Japanese market as a wholly owned subsidiary. The Corporation had always consolidated the results of TCI as it had effective control over TCI. The former shareholders of TCI received approximately $2,193,000 in cash upon completion of the purchase. The

Corporation also paid Teijin Limited its accumulated minority interest in TCI of approximately $1,462,000 during fiscal 2003. The Corporation also agreed to pay additional consideration at each period end for eight quarters, based on the net revenue of TCI. As discussed above, during fiscal 2003 approximately $294,000 of contingent consideration was paid and approximately $150,000 is payable to the former shareholders of TCI in relation to the net revenue during fiscal 2003. This additional purchase price was not recorded at acquisition date as it could not be reasonably estimated at that time. The purchase of TCI did not involve the purchase of any in-process research and development. The acquisition was accounted for using the purchase method. The results of operations of TCI were consolidated historically, and thus pro forma information has not been provided.

Total consideration, excluding acquisition costs, was allocated based on estimated fair values on the acquisition date as follows: ($000s)

Teijin Cognos Incorporated
Assets acquired	$ 3,712
Liabilities assumed	(2,250)

Net assets acquired	1,462
Goodwill	2,193

Purchase price	$ 3,655

Purchase price consideration
Cash	$ 2,193
Deferred payment	1,462

$ 3,655

Fiscal 2001 Acquisitions

On June 1, 2000, the Corporation acquired Powerteam OY, the Corporation’s distributor in Finland. The agreement stipulated that the shareholders of Powerteam OY would receive approximately $2,258,000 in cash in the two years subsequent to the date of acquisition and could also receive cash payments not to exceed $500,000 over the three years subsequent to the date of acquisition. The Corporation has paid $2,270,000 of the amount due to the former shareholders and has paid $270,000 of the additional contingent consideration. No further payments are required. The Corporation has conditioned a portion of the contingent consideration on the continued tenure of certain employees. Under generally accepted accounting principles these amounts are accounted for as compensation rather than as a component of purchase price.

On September 21, 2000, the Corporation acquired NoticeCast Software Ltd., based in Twickenham, United Kingdom. NoticeCast’s Enterprise Event Management Software monitors business processes and delivers timely business intelligence notifications to business users across the enterprise via e-mail on their personal computer, hand-held or wireless device. The agreement stipulated that the shareholders of NoticeCast Software Ltd. would receive approximately $9,000,000 in cash on closing and would receive 148,468 shares of the Corporation’s common stock valued at approximately $4,820,000. The shares were being held in escrow by the Corporation and were released on the second anniversary of the closing of the transaction. An independent appraisal valued the in-process research and development at $3,000,000. This amount was recorded in intangible assets and amortized over its expected useful life.

On November 1, 2000, the Corporation completed the acquisition of Johnson & Michaels, Inc. (JAMI), a leading provider of business intelligence consulting services. The agreement stipulated that the shareholders of JAMI would receive total cash consideration of approximately $3,915,000 over three years and 104,230 shares of the Corporation’s common stock valued at $4,250,000 over the same period. Approximately $3,118,000 has been paid and 82,081 shares have been released. The remaining shares, all of which are issued, are held in escrow by the Corporation and are scheduled to be released on the third anniversary of the closing of the transaction. The Corporation has conditioned a portion of the overall consideration on the continued tenure of certain employees. Under generally accepted accounting principles these amounts are accounted for as compensation rather than as a component of purchase price. The deferred shares are accounted for as an offset to capital stock.

The acquisitions have been accounted for using the purchase method. The results of operations of all three acquired companies prior to the acquisitions were not material, and thus pro forma information has not been provided. The results of the acquired companies have been combined with those of the Corporation from the date of the acquisition.

Total consideration, excluding acquisition costs, was allocated based on estimated fair values on the acquisition date as follows: ($000s)

	Powerteam OY	NoticeCast Software Inc.	Johnson & Michaels Inc.	Total

Assets acquired
In-process technology	$ --	$ 3,000	$ --	$ 3,000
Other assets	3,906	450	814	5,170

	3,906	3,450	814	8,170
Liabilities assumed	(2,502)	(1,580)	(922)	(5,004)

Net assets acquired	1,404	1,870	(108)	3,166
Goodwill	854	11,950	3,545	16,349

Purchase price	$ 2,258	$ 13,820	$ 3,437	$ 19,515

Purchase price consideration
Cash	$ 971	$ 9,000	$ 1,406	$ 11,377
Deferred payment	1,287	--	437	1,724
Shares	--	4,820	1,594	6,414

	$ 2,258	$ 13,820	$ 3,437	$ 19,515

Other consideration
Deferred cash	--	--	$ 2,072	$ 2,072
Deferred shares	--	--	2,656	2,656

Total consideration	$ 2,258	$ 13,820	$ 8,165	$ 24,243

7.    COMMITMENTS AND CONTINGENCIES

Certain of the Corporation’s offices, computer equipment, and vehicles are leased under various terms. The annual aggregate lease expense in each of fiscal 2003, 2002, and 2001, was $15,443,000, $15,959,000, and $14,715,000, respectively.

The aggregate amount of payments for these operating leases, in each of the next five fiscal years and thereafter, is approximately as follows: ($000s)

2004	$14,662
2005	11,608
2006	9,404
2007	5,461
2008	3,404
Thereafter	11,641

The Corporation and its subsidiaries may, from time to time, be involved in legal proceedings, claims, and litigation that arise in the ordinary course of business which the Corporation believes would not reasonably be expected to have a material adverse effect on the financial condition of the Corporation.

The Corporation has entered into licensing agreements with customers that include limited intellectual property indemnification clauses. These clauses are typical in the software industry and require the corporation to compensate the customer for certain liabilities and damages incurred as a result of third party intellectual property claims arising from these transactions. The Corporation has not made any significant indemnification payments as a result of these clauses and in accordance with Accounting Standards Boards Accounting Guideline (AcG) No. 14 (AcG 14), Disclosure of Guarantees, has not accrued any amounts in relation to these indemnification clauses.

8.    SPECIAL CHARGES

Business Restructuring Charges

In connection with a restructuring plan to align the Corporation’s cost structure and operations to the prevailing economic environment, the Corporation recorded a pre-tax business restructuring charge to earnings of $12,798,000 during fiscal 2002. Business restructuring charges primarily related to involuntary employee separations for approximately 300 employees, as well as asset write-downs, and accruals for net costs of abandoning leased premises and related write-downs of leasehold improvements.

The employee separations impacted all functional groups and geographic regions of the Corporation. All employee separations were completed within the fiscal year and all amounts have been paid.

The adjustment of $2,589,000 to the restructuring accrual includes reversals resulting from revisions to prior cost assumptions including: subleases of closed sales offices of $504,000, reversal of employee severance and related costs of $1,306,000, and outplacement costs of $430,000.

The following table displays the status of the restructuring reserve: ($000s)

	Employee Separations	Other Restructuring Costs	Total

Restructuring charges in fiscal 2002	$ 9,660	$ 3,138	$ 12,798
Cash payments	(7,203)	(1,040)	(8,243)
Asset write-downs	--	(1,557)	(1,557)
Adjustments to accrual	(2,306)	(283)	(2,589)

Balance as at February 28, 2002	$ 151	$ 258	$ 409

Cash payments	(151)	(258)	(409)

Balance as at February 28, 2003	$ --	$ --	$ --

Litigation

On May 5, 2000, an action was filed in the United States District Court for the Northern District of California against the Corporation and its subsidiary Cognos Corporation by Business Objects S.A., for alleged patent infringement. The complaint alleged that the Corporation’s Impromptu product infringes Business Objects’ United States Patent No. 5,555,403 entitled “Relational Database Access System using Semantically Dynamic Objects” (the “’403 Patent”). On May 24, 2002, the Corporation and Business Objects reached an agreement to settle that action. Under the terms of the settlement agreement between the Corporation and Business Objects, Business Objects agreed to release the Corporation for any infringement of the ’403 Patent (and any amendments or related patents) and to effect that release, granted the Corporation a license under the ’403 Patent for the term of that patent or any amendments or related patents. Both parties agreed to release the other from all claims, liabilities, costs, or expenses that either party hold against the other, on account of actions taken prior to the effective date. The Corporation and Business Objects have also entered into a covenant not to sue or assert any claim against the other for infringement of any patents for a period of 5 years from the effective date. As consideration for the settlement agreement, the Corporation agreed to pay Business Objects the sum of $24,000,000. During fiscal 2003, $15,250,000 was paid and $1,750,000 will be paid every quarter for the next five quarters. The Corporation recorded a special charge of $23,231,000, in fiscal 2002, representing the present value of the payment stream discounted using an interest rate of 6%, in accordance with CICA Handbook section 3290, Contingencies. The after-tax effect of this charge was $16,827,000. The remaining balance of $769,000 represents the interest to be recognized over the payment term. The remaining principal amount is recorded in accrued charges and long-term liabilities on the balance sheet as follows ($000’s):

Accrued charges	$6,734
Long-term liabilities	1,647

Payments in respect of this settlement are as follows ($000’s):

2004	$7,000
2005	1,750

9.    FINANCIAL INSTRUMENTS

Foreign Exchange Forward Contracts

The Corporation’s policy with respect to foreign currency exposure is to manage its financial exposure to certain foreign exchange fluctuations with the objective of neutralizing some of the impact of foreign currency exchange movements. The corporation currently utilizes forward contracts to manage foreign currency translation exposure of net investment in foreign operations. As a result, the exchange gains and losses recorded on translation of the subsidiaries financial statements are partially offset by gains and losses attributable to the applicable foreign exchange forward contract. Realized and unrealized gains and losses from these hedges are not included in income but are shown in the cumulative translation adjustment account included in OCI. The gains or losses related to the ineffective portion of hedges are included in income. During fiscal 2003, fiscal 2002 and fiscal 2001, no gains or losses were included in income. The amount recorded to the cumulative translation adjustment with respect to the forward exchange contracts was a net loss of $3,593,000 during the year ended February 28, 2003 and net gains of $973,000 and $383,000, during the years ended February 28, 2002 and 2001, respectively.

The Corporation enters into foreign exchange forward contracts with major Canadian chartered banks, and therefore does not anticipate non-performance by these counterparties. The amount of the exposure on account of any non-performance is restricted to the unrealized gains in such contracts. As of February 28, 2003, the Corporation had foreign exchange forward contracts, with maturity dates of May 28, 2003 and May 29, 2003, to exchange various foreign currencies in the amount of $17,860,000, which approximates the fair value. As of February 28, 2002, the Corporation had foreign exchange forward contracts, with maturity dates ranging from March 28, 2002 to July 25, 2002, to exchange various foreign currencies in the amount of $18,733,000 (the estimated fair value was $19,124,000).

Concentration of Credit Risk

The investment of cash is regulated by the Corporation’s investment policy, which is periodically reviewed and approved by the Audit Committee of the Board of Directors. The primary objective of the Corporation’s investment policy is security of principal. The Corporation manages its investment credit risk through a combination of (i) a selection of securities with an acceptable credit rating; (ii) selection of term to maturity, which in no event exceeds two years in length; and (iii) diversification of debt issuers, both individually and by industry grouping.

All the Corporation’s short-term investments as of February 28, 2003 and February 28, 2002 had maturity dates before the end of August of their respective years. The Corporation’s cash, cash equivalents, and short-term investments are denominated predominantly in Canadian and U.S. dollars.

The Corporation has an unsecured credit facility, subject to annual renewal. The credit facility permits the Corporation to borrow funds or issue letters of credit or guarantee up to an aggregate of Cdn $12,500,000 (US $8,406,000), subject to certain covenants. As of February 28, 2003 and February 28, 2002, there were no direct borrowings under the Corporation’s credit facility.

There is no concentration of credit risk related to the Corporation’s position in trade accounts receivable. Credit risk, with respect to trade receivables, is minimized because of the Corporation’s large customer base and its geographical dispersion (see note 14).

Fair Value of Financial Instruments

For certain of the Corporation’s financial instruments, including accounts receivable, accounts payable, and other accrued charges, the carrying amounts approximate the fair value due to their short maturities. Cash and cash equivalents, short-term investments, long-term debt, and long-term liabilities are carried at cost, which approximates their fair value. Foreign exchange forward contracts are recorded at their estimated fair value.

10.    INCOME TAXES

Details of the income tax provision (recovery) are as follows: ($000s)

	2003	2002	2001

Current
Canadian	$ 15,440	$ 16,274	$ 27,357
Foreign	14,884	9,392	12,707

	30,324	25,666	40,064

Deferred
Canadian	11,909	(12,584)	(5,727)
Foreign	(3,907)	(2,344)	(3,162)

	8,002	(14,928)	(8,889)

Income tax provision	$ 38,326	$ 10,738	$ 31,175

The reported income tax provision differs from the amount computed by applying the Canadian rate to income before income taxes. The reasons for this difference and the related tax effects are as follows: ($000s)

	2003	2002	2001

Expected Canadian tax rate	38.0%	41.0%	44.0%

Expected tax provision	$ 41,144	$ 10,388	$ 41,320
Tax rate differences	(12,168)	(8,622)	(14,603)
Net change in valuation allowance and other income tax
benefits earned	(444)*	(544)	110
Non-deductible expenses and non-taxable income	8,118	7,607	2,101
Withholding tax on foreign income	1,638	1,759	1,774
Other	38	150	473

Reported income tax provision	$ 38,326	$ 10,738	$ 31,175

* The operating tax loss carryforwards (net of valuation allowance) acquired on the purchase of Adaytum do not affect the income statement as amounts are allocated to these operating tax loss carryforwards in the purchase price allocation.

Significant components of the Corporation’s deferred tax assets and liabilities as of February 28, 2003 and February 28, 2002 are as follows: ($000s)

	2003	2002

Deferred tax assets
Net operating tax loss carryforwards	$ 24,176	$ 3,257
Investment tax credits	4,670	--
Deferred revenue	3,985	2,213
Reserves	7,096	3,126
Book and tax differences on assets	1,242	1,155
Litigation settlement	--	6,404
Other	237	200

Total deferred tax assets	41,406	16,355
Valuation allowance for deferred tax assets	(18,714)	(2,357)

Net deferred tax assets	22,692	13,998

Deferred tax liabilities
Book and tax differences on assets	13,854	6,758
Reserves and allowances	14,805	5,342
Investment tax credits	3,473	1,822

Total deferred tax liabilities	32,132	13,922

Net deferred income tax asset (liability)	$ 9,440	$ 76

The net operating loss carryforwards and the valuation allowance for defined tax assets include net operating loss carryforwards applicable to an acquisition during fiscal 2003.

The net change in the total valuation allowance for the years ended February 28, 2003 and February 28, 2002 was an increase of $16,357,000 and a decrease of $665,000, respectively.

Realization of the net deferred tax assets is dependent on generating sufficient taxable income in certain legal entities. Although realization is not assured, management believes it is more likely than not that the net amount of the deferred tax asset will be realized. However, this estimate could change in the near term as future taxable income in these certain legal entities changes.

As of February 28, 2003, the Corporation had net operating tax loss carryforwards of approximately $64,629,000 of which $57,928,000 are attributable to an acquisition during fiscal 2003. These acquisition related net operating tax loss carryforwards have a tax effected value of $21,686,000 against which the corporation has taken a valuation allowance of $17,124,000. If circumstances change and the usage of the net operating tax loss carryforwards becomes more likely than not, the tax benefit of the carryforwards attributable to the acquisition, to which purchase price has not been allocated, will be accounted for as a credit to goodwill rather than as a reduction of the income tax provision.

The Corporations net operating tax loss carryforwards expire as follows: ($000s)

2005-2012	$ 4,927
2013-2023	41,485
Indefinitely	18,217

$64,629

Income before taxes attributable to all foreign operations was $51,270,000, $24,990,000, and $41,232,000, in each of fiscal 2003, 2002, and 2001, respectively.

The Corporation has provided for foreign withholding taxes on the portion of the undistributed earnings of foreign subsidiaries expected to be remitted.

Income taxes paid were $23,184,000, $29,368,000, and $13,537,000, in each of fiscal 2003, 2002, and 2001, respectively.

11.    STOCKHOLDERS’ EQUITY

Capital Stock

The authorized capital of the Corporation consists of an unlimited number of common shares, without nominal or par value, and an unlimited number of preferred shares, issuable in series. No series of preferred shares has been created or issued.

Share Repurchase Programs

The share repurchases made in the past three fiscal years were part of distinct open market share repurchase programs through the Nasdaq National Market and during fiscal 2003, shares were also purchased under our secondary offering of common shares (see note 12 of these notes to the consolidated financial statements). The Corporation repurchased 180,000 shares at an aggregate purchase price of $3,150,000 during fiscal 2003 in connection with our secondary offering. These repurchased shares were cancelled. The share repurchases made in fiscal 2003 were part of two open market share repurchase programs. The program adopted in October 2001 expired on October 8, 2002. Under this program the Corporation repurchased 1,188,400 of its shares; all repurchased shares were cancelled. In October 2002, the Corporation adopted a new program that will enable it to purchase up to 4,398,820 common shares (not more than 5% of those issued and outstanding) between October 9, 2002 and October 8, 2003. This program does not commit the Corporation to make any share repurchases. Purchases will be made on The Nasdaq National Market or the Toronto Stock Exchange at prevailing open market prices and paid out of general corporate funds. All repurchased shares will be cancelled.

The details of the share repurchases were as follows:

	2003		2002		2001

	Shares	Cost	Shares	Cost	Shares	Cost

	(000s)	($000s)	(000s)	($000s)	(000s)	($000s)
October 1999 program	--	--	--	--	50	2,041
October 2000 program	--	--	816	12,945	530	11,946
October 2001 program	388	9,992	800	16,094	--	--
October 2002 program	342	6,850	--	--	--	--

	730	16,842	1,616	29,039	580	13,987

Secondary offering	180	3,150	--	--	--	--

	910	$19,992	1,616	$29,039	580	$13,987

The amount paid to acquire the shares over and above the average carrying value has been charged to retained earnings.

Stock Option Plans

As of February 28, 2003, the Corporation had stock options outstanding under three plans: 11,527,000 pertain to the 1997–2002 Stock Option Plan; 706,000 pertain to the 1993–1998 Stock Option Plan; and 839,000 pertain to stock options issued pursuant to Adaytum’s stock plan which the Corporation assumed in accordance with the terms of the merger agreement between Adaytum and the Corporation.

There were 14,000,000 shares of common stock originally reserved by the Board of Directors for issuance under the Corporation’s 1997–2002 Stock Option Plan (“the Plan”), which was approved by the Corporation’s shareholders in June 1997 and replaced the 1993–1998 Stock Option Plan. Options were granted to directors, officers, employees, and consultants at such times and under such terms as established by the Plan. Options may have been fully exercisable on the date of grant or may have been exercisable in installments. Options will expire not later than 10 years from the date of grant or any shorter period as may be determined. All options were priced at the market price of the Corporation’s shares on The Toronto Stock Exchange on the trading day preceding the date of grant. Options were granted to employees, executive officers, and directors in each of 1998, 1999, 2000, 2001,and 2002. Substantially all options vest equally in April of the next four years after the date of grant and expire in April of the seventh year after the date of grant. The 1997-2002 Stock Option Plan expired on May 1, 2002.

Under the 1993–1998 Stock Option Plan, options were awarded to directors, officers, and employees. For the options outstanding as of February 28, 2003, the vesting dates have all passed and the expiry dates range from April 2003 to April 2005. All options were priced at the market price of the Corporation’s shares on The Toronto Stock Exchange on the trading day preceding the date of grant. The 1993–1998 Stock Option Plan expired on January 1, 1998.

Pursuant to the terms of the Merger Agreement between Adaytum and the Corporation, which became effective on January 10, 2003 (Effective Date), the Corporation agreed to assume Adaytum options issued under the Adaytum 1999 Stock Option Plan under which the Corporation could be required to issue up to 839,000 common shares of the Corporation. Optionholders consisted of Adaytum employees holding “out-of-the-money” vested and unvested stock options and “in-the-money” but unvested stock options. The number and grant price of the Adaytum options which became options to purchase shares of the Corporation were adjusted based on the fair market value of the Adaytum common shares on the Effective Date, and the average closing price of Cognos shares for the five days prior to the Effective Date. The vesting schedule and expiry dates of “in-the-money” but unvested Adaytum options were assumed in accordance with their terms and expire not later than 2012. The vesting schedule and expiry date of the “out-of-the-money” Adaytum options which were assumed were reset to vest equally over four years from the Effective Date and expire not later than 2011. No further options will be granted under the Adaytum plan, which expires on December 31, 2008.

Employee Stock Purchase Plan

This plan was approved by the Corporation’s shareholders in July 1993 and has been amended three times, in 1997, 1999, and 2002. This amended plan terminates on November 30, 2005. Under the plan, 3,000,000 common shares were reserved for issuance. A participant in the Employee Stock Purchase Plan authorizes the Corporation to deduct an amount per pay period that cannot exceed five (5) percent of annual target salary divided by the number of pay periods per year. Deductions are accumulated during each of the Corporation’s fiscal quarters (Purchase Period) and on the first trading day following the end of any Purchase Period these deductions are applied toward the purchase of common shares. The purchase price per share is ninety (90) percent of the lesser of The Toronto Stock Exchange average closing price on (a) the first five trading days of the Purchase Period or (b) the last five trading days of the Purchase Period. All full-time and part-time permanent employees may participate in the plan.

Restricted Share Unit Plan

On September 25, 2002, the Board of Directors of the Corporation adopted the 2002-2005 Restricted Share Unit Plan pursuant to which employees, officers, and directors of the Corporation and its subsidiaries are eligible to participate. Under the plan, the Human Resources and Compensation Committee of the Board of Directors is authorized to grant awards of restricted share units to participants, up to an aggregate of 2,000,000 restricted share units. Subject to the vesting provisions set out in each participant’s award agreement, each restricted share unit will be exchangeable for one common share of the Corporation. The typical vesting period is four years. The common shares for which restricted share units may be exchanged will be purchased on the open market by a trustee appointed and funded by the Corporation. As no common shares will be issued by the Corporation pursuant to the plan, the plan is non-dilutive to existing shareholders.

Activity in the stock option plans for fiscal 2003, 2002, and 2001 was as follows:

	2003		2002		2001
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price

	(000s)		(000s)		(000s)
Outstanding, beginning
of year	10,554	$ 17.35	7,569	$ 17.81	7,270	$ 11.17
Granted	3,404	23.67	4,835	16.71	2,537	34.02
Assumed	839	23.76	--	--	--	--
Exercised	(886)	11.71	(1,279)	9.96	(1,816)	10.23
Forfeited	(839)	20.76	(571)	20.33	(422)	18.21

Outstanding, end of year	13,072	19.37	10,554	17.35	7,569	17.81

Options exercisable at
year end	4,430		3,002		1,607

Weighted average per
share fair value of
options granted during
the year calculated using
the Black-Scholes option
pricing model		$ 10.01		$ 7.48		$ 14.07

The following table summarizes significant ranges of outstanding and exercisable options held by directors, officers, and employees as of February 28, 2003:

			Options Outstanding			Options Exercisable

Range of Exercise Prices			Options	Weighted Average Remaining Life	Weighted Average Exercise Price	Options	Weighted Average Exercise Price

			(000s)	(Years)		(000s)
$ 5.66	-	$10.26	405	1.4	$ 8.78	399	$ 8.79
$10.63	-	$11.29	1,741	3.7	10.66	1,251	10.66
$11.66	-	$14.21	641	3.2	13.37	626	13.38
$14.98	-	$17.32	3,820	6.2	16.68	976	16.68
$17.67	-	$20.38	245	6.1	18.74	85	18.71
$20.94	-	$24.17	2,828	7.1	24.01	60	22.51
$24.43	-	$33.46	1,683	8.1	27.51	165	29.37
$34.96	-	$47.68	1,709	5.1	35.51	868	35.58

			13,072	5.9	20.96	4,430	18.10

Activity in the restricted share unit plan for fiscal 2003, was as follows:

	2003

	Restricted Share Units	Weighted Average Grant Price

	(000s)
Outstanding, beginning of year	--	--
Granted	23	$23.47
Delivered	--	--
Forfeited	--	--

Outstanding, end of year	23	23.47

Compensation expense related to the Corporation’s restricted share unit plan, net of forfeitures, was $77,000, $0, and $0 in fiscal 2003, 2002, and 2001 respectively.

Deferred Stock-based Compensation

The Corporation recorded aggregate deferred stock-based compensation of $1,120,000, $0, and $2,656,000 in fiscal 2003, 2002, and 2001, respectively. During fiscal 2003, deferred stock-based compensation of $577,000 was recorded in relation to the options assumed on the acquisition of Adaytum. A further $543,000 of deferred stock-based compensation was recorded in relation to grants under the restricted share unit plan. In fiscal 2001, deferred stock-based compensation was recorded in connection with acquisitions made by the Corporation in which stock was issued to principals of the acquired companies, but held in escrow to be released on condition of continued tenure. Under GAAP, these amounts are accounted for as compensation rather than as a component of purchase price.

Net Income per Share

The dilutive effect of stock options is excluded under the requirements of CICA Handbook section 3500, Earnings per share, for calculating net income per share, but is included in the calculation of diluted net income per share.

The reconciliation of the numerator and denominator for the calculation of net income per share and diluted net income per share is as follows: (000s, except per-share amounts)

	2003	2002	2001

Net Income per Share
Net income	$69,949	$14,599	$62,736

Weighted average number of shares outstanding	87,936	87,807	87,324

Net income per share	$0.80	$0.17	$0.72

Diluted Net Income per Share
Net income	$69,949	$14,599	$62,736

Weighted average number of shares outstanding	87,936	87,807	87,324
Dilutive effect of stock options* and deferred stock-based
compensation	2,595	2,654	4,649

Adjusted weighted average number of shares outstanding	90,531	90,461	91,973

Diluted net income per share	$0.77	$0.16	$0.68

* All anti-dilutive options have been excluded. The average number of anti-dilutive options was 4,167,000, 3,327,000, and 557,000 for fiscal 2003, 2002, and 2001, respectively.

12.   SECONDARY OFFERING

On July 16, 2002, the Corporation filed a final registration statement with the United States Securities and Exchange Commission and a Canadian prospectus with Canadian securities regulators for a secondary offering of 3,600,000 common shares at a price to the public of $17.50 per share. All of the common shares in the offering were sold by certain entities affiliated with Michael U. Potter. The Corporation did not receive any proceeds from the sale of the shares. The Corporation incurred costs related to the filing of this secondary offering and those costs were expensed during fiscal 2003. Under this secondary offering the Corporation repurchased 180,000 of its own shares at an aggregate purchase price of $3,150,000.

13.   PENSION PLANS

The Corporation operates a Retirement Savings Plan for its Canadian employees and also operates various other defined contribution pension plans for its non-Canadian employees. The Corporation contributes amounts related to the level of employee contributions for both types of plans.

The pension costs in fiscal 2003, 2002, and 2001 were $5,812,000, $4,889,000, and $4,248,000, respectively.

14.   SEGMENTED INFORMATION

The Corporation operates in one business segment—computer software solutions. This segment engages in business activities from which it earns license, support, and services revenue, and incurs expenses. Within this business segment, the Corporation develops, markets, and supports business intelligence software. Our solution helps improve business performance by enabling effective decision-making at all levels of the organization. The Corporation’s integrated solution consists of a suite of business intelligence components, analytical applications, and performance management applications. The Corporation’s customers can strategically apply this software solution across the extended enterprise to address their need for corporate performance management (CPM). The solution for CPM allows users to effectively manage the full business cycle with planning, budgeting, reporting, analysis, and scorecarding products. Cognos products are distributed both directly and through resellers worldwide.

Revenue is derived from the licensing of software and the provision of related services, which include product support and education, consulting, and other services. The Corporation generally licenses software and provides services subject to terms and conditions consistent with industry standards. Customers may elect to contract with the Corporation for product support, which includes product and documentation enhancements, as well as telesupport and websupport, by paying either an annual fee or fees based on usage of support services.

The Corporation operates internationally, with a substantial portion of its business conducted in foreign currencies. Accordingly, the Corporation’s results are affected by year-over-year exchange rate fluctuations of the United States dollar relative to the Canadian dollar, to various European currencies, and to a lesser extent, other foreign currencies.

No single customer accounted for 10% or more of the Corporation’s revenue during any of the last three fiscal years. In addition, the Corporation is not dependent on any single customer or group of customers, or supplier.

The accounting policies for the segment are the same as those described in the Summary of Significant Accounting Policies. The required financial information for segment profit and segment assets is the same as that presented in the Consolidated Financial Statements. Geographic information is as follows: ($000s)

	2003	2002	2001

Revenue to external customers*
U.S.A	$301,142	$263,488	$281,907
Canada	37,853	40,979	35,890
United Kingdom	52,188	45,759	44,381
Europe	121,168	107,278	101,888
Asia/Pacific	38,685	33,798	31,586

	$551,036	$491,302	$495,652

* Revenues are attributed to countries based on location of customer

Fixed assets
Canada	$47,064	$46,813
U.S.A.	8,380	6,508
Other countries	8,023	5,687

	$63,467	$59,008

15.   COMPARATIVE RESULTS

Certain of the prior years’ figures have been reclassified in order to conform to the presentation adopted in the current year.

SELECTED CONSOLIDATED FINANCIAL DATA

FIVE -YEAR SUMMARY

The following Selected Consolidated Financial Data has been derived from the Corporation’s consolidated financial statements, in accordance with Canadian GAAP, that have been audited by Ernst & Young LLP, independent chartered accountants. The Selected Consolidated Financial Data should be read in conjunction with the Consolidated Financial Statements and related Notes, and with Management’s Discussion and Analysis of Financial Condition and Results of Operations.

On April 6, 2000, the Board of Directors of the Corporation authorized a two-for-one stock split, effected in the form of a stock dividend, payable on or about April 27, 2000 to shareholders of record at the close of business on April 20, 2000. All historic consolidated results have been restated for the split.

	Years Ended the Last Day of February

	2003	2002	2001	2000	1999

	(US$000s except share amounts, Canadian GAAP)
Statement of Income Data
Revenue	$ 551,036	$ 491,302	$ 495,652	$ 385,640	$ 301,125

Operating expenses
Cost of product license	2,927	3,609	7,315	5,235	5,738
Cost of product support	20,467	16,576	17,820	13,758	11,166
Selling, general, and administrative	355,856	350,892	327,632	244,827	178,295
Research and development	78,103	74,614	67,264	53,548	42,274
Investment tax credits	(9,067)	(4,784)	(6,690)	(6,207)	(14,880)
Special charges	--	33,440	--	--	--

Total operating expenses	448,286	474,347	413,341	311,161	222,593

Operating income	102,750	16,955	82,311	74,479	78,532
Interest expense	(672)	(540)	(786)	(718)	(527)
Interest income	6,197	8,922	12,386	7,454	6,430

Income before taxes	108,275	25,337	93,911	81,215	84,435
Income tax provision	38,326	10,738	31,175	26,673	26,313

Net income	$ 69,949	$ 14,599	$ 62,736	$ 54,542	$ 58,122

Net income per share
Basic	$0.80	$0.17	$0.72	$0.63	$0.66
Diluted	$0.77	$0.16	$0.68	$0.62	$0.65
Weighted average number of shares (000s)
Basic	87,936	87,807	87,324	85,972	87,416
Diluted	90,531	90,461	91,973	88,100	88,940

Balance Sheet Data (at end of period)
Working capital	$ 128,864	$ 227,573	$ 197,673	$ 166,455	$ 123,343
Total assets	662,045	530,735	511,791	396,098	311,235
Total debt	--	--	32	2,176	2,612
Stockholders' equity	378,709	300,555	300,720	224,306	175,196